Exhibit 10.3

March 17, 2010

George E. Bull, III
c/o Redwood Trust, Inc.
One Belvedere Place
Mill Valley, CA 94941

Re: Transition Agreement

Dear George:

This letter agreement (the “Agreement”) confirms the agreement between you and Redwood Trust, Inc. (the “Company”) with respect to your retirement and transition from serving as an officer of the Company to serving solely as a non-employee member of the Board of Directors of the Company (the “Board”).   This Agreement also serves to amend the terms and conditions of certain outstanding stock options and deferred stock awards granted to you pursuant to the 2002 Redwood Trust, Inc. Incentive Plan (formerly the 2002 Redwood Trust, Inc. Incentive Stock Plan) to reflect your transition to non-employee director.

You acknowledge and agree that you will resign from your position as Chief Executive Officer of the Company effective as of 11:59 pm Pacific Standard Time on May 18, 2010, and that you will retire from employment with the Company effective as of 11:59 pm Pacific Standard Time on June 1, 2010.  Such retirement shall constitute a termination of your employment pursuant to Section 6(e) of that certain Employment Agreement dated April 7, 2003, by and between you and the Company, as amended.  Following your transition, you will be eligible to participate in any retiree medical benefit plan or programs of the Company  that are in effect at the time of your retirement, in each case in accordance with the terms of such plans or programs.

Through the date of your retirement on June 1, 2010, the Company will continue to provide you with your base salary and standard employee benefits.  You will be eligible to receive a 2010 annual bonus, pro rated based on the number of full calendar months of employment completed during 2010.  The actual amount of your 2010 annual bonus will be determined by the Compensation Committee at the end of the 2010 compensation cycle based on a process consistent with that applied to non-retiring members of senior management (with the current expectation that such bonus will be determined based on the Committee’s year-end evaluation of your personal performance and the Committee’s year-end determination of the Company performance component of annual bonuses and pro rated based on five full calendar months of employment during 2010).  Your 2010 annual bonus will be payable at the same time annual bonuses for 2010 are otherwise payable to non-retiring members of senior management.

You will not be eligible to receive an executive equity incentive grant at the end of 2010 for your service as Chief Executive Officer during a portion of 2010.

Mr. George E. Bull, III
March 17, 2010

Although you will not be eligible to receive an executive equity incentive grant at the end of 2010, you will be eligible to receive an annual director equity grant in May 2010 equal to that awarded to other non-employee members of the Board at that time, but pro rated to reflect the fact that between the date of that grant in May 2010 and June 1, 2010 you will not be a non-employee director.  You will also be entitled to continued indemnification protection by the Company with respect to your service as a director and as an officer of the Company.

Exhibit A attached hereto sets forth each outstanding Stock Option Grant (the “Options”) and each Deferred Stock Award Agreement (“Deferred Stock Awards,” and together with the Options, the “Awards”) which the Company has previously granted to you.

Deferred Stock Awards.

This Agreement serves to amend the vesting provisions of your Deferred Stock Awards to reflect your transition to a role as a non-employee member of the Board.  Accordingly, the Deferred Stock Award that was granted to you on December 9, 2009 (the “2009 Award”) is hereby amended to provide that, effective upon your retirement as an employee on June 1, 2010, such award shall become fully vested with respect to 71,445 shares and the remainder of the shares subject to the 2009 Award shall be forfeited.  Additionally, each Deferred Stock Award other than the 2009 Award is hereby amended, effective upon your retirement as an employee on June 1, 2010, to provide that it shall become fully vested effective on June 1, 2010.

In particular, Section 3 of the 2009 Award is hereby amended to provide that, effective upon your retirement as an employee on June 1, 2010, the award is vested with respect to 71,445 Award Shares (as such term is defined in the Deferred Stock Agreements) and the remainder of the Award Shares subject to the 2009 Award are forfeited.  Section 3 of each Deferred Stock Agreement, other than the 2009 Award, is hereby amended to provide that, effective upon your retirement as an employee on June 1, 2010, all unvested Award Shares (as such term is defined in the applicable Deferred Stock Agreements) are fully vested as of June 1, 2010.

For the avoidance of doubt, for purposes of the Deferred Stock Agreements (other than the 2009 Award) and the Company’s Executive Deferred Compensation Plan, your termination of employment with the Company shall constitute a “Retirement.” All Award Shares shall continue to be delivered at the time or times provided in their respective Deferred Stock Election Forms and in accordance with the terms of the Company’s Executive Deferred Compensation Plan.  In particular, and without limitation of the foregoing, consistent with the terms of the award, the delivery of the Award Shares underlying the Deferred Stock Award that was granted to you on February 25, 2010 as part of your 2009 annual bonus, will be deferred until a time not earlier than May 1, 2012.

Options.

This Agreement also serves to amend the provisions of your outstanding Options to reflect your transition to a role as a non-employee member of the Board.  Accordingly, each Option is hereby amended to provide that, effective upon your retirement as an employee on June 1, 2010, the Option shall remain exercisable through, and for a period of time following, the termination of your relationship with the Company as a director, to the extent each is then vested; provided, however, that in no event shall an Option be exercisable beyond its original expiration date.  In particular, Sections 7 and 8 of each Option agreement are hereby amended, as applicable, to provide that, effective upon your retirement as an employee on June 1, 2010, any reference to “Optionee’s relationship as an employee” shall mean “Optionee’s relationship as a director” and any reference to “employment” shall mean “service as a director.” Similarly, Section 9 of each Option agreement is hereby amended, as applicable, to provide that, effective upon your retirement as an employee on June 1, 2010, any reference to “relationship as an employee” with the phrase “relationship as a director” and any reference to “employment” shall mean “service as a director.”  Notwithstanding the foregoing, however, the Options numbered 2338, 2347, 1841 and 2011 on Exhibit A are hereby amended to provide that they shall remain exercisable through the later of (i) June 1, 2013 and (ii) (a) twelve months following the termination of your relationship as a director with the Company by reason of death or disability (as determined pursuant to Sections 7 and 8 of the applicable Options, as amended above) or (b) three months following the termination of your relationship as a director with the Company for any reason other than death or disability; provided, however, that in no event shall an Option be exercisable beyond its original expiration date.  For the avoidance of doubt, with respect to the Options numbered 1597, 1841, and 2011 on Exhibit A, you will continue to be entitled to receive Dividend Equivalent Rights pursuant to those outstanding Options until the earlier of the date the related Option has been exercised or is terminated.

Mr. George E. Bull, III
March 17, 2010

Except as amended hereby, your Options and Deferred Stock Awards shall remain subject to their terms and conditions, including, without limitation, those regarding vesting, exercisability and termination as currently set forth in the applicable Award agreements.  This letter agreement sets forth our entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter contained herein.

Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this letter agreement and returning one copy to me.  Please keep a copy for your files.  By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company.  This letter agreement shall be governed and construed under the internal laws, but not any law of conflicts that would require the application of the laws of ay other jurisdiction, of the State of Maryland and may be executed in several counterparts.

[Signature Pages Follow]

Mr. George E. Bull, III
March 17, 2010

Very truly yours,

REDWOOD TRUST, INC.

By:  /s/ Martin S. Hughes
       Name: Martin S. Hughes
       Title: President, Co-Chief Operating Officer
                 and Chief Financial Officer

Agreed and Accepted:

/s/ George E. Bull, III
George E. Bull, III

Exhibit A

Deferred Stock Awards

Grant Date	DSUs Granted
12/8/2005	81,399.00
11/29/2006	44,500.00
1/16/2008	46,977.76
5/23/2008	31,080.23
12/10/2008	190,100.00
12/9/2009	171,467.76[1]
2/25/2010	131,930.69

Options

Grant Date	Option Number	Option Price	Shares Exercisable	Expiration Date
12/14/2000	1597	$17.6250	21,450	12/14/2010
12/10/2003	1841	$52.4600	60,000	12/10/2013
12/1/2004	2011	$58.2300	31,496	12/1/2014
3/8/2006	2338	$41.0900	33,871	12/17/2011
11/29/2006	2347	$56.1800	39,769	12/19/2002

[1]	2009 Award: 71,445 Award Shares subject to this award will vest effective June 1, 2010, and the remaining unvested Award Shares will be forfeited effective June 1, 2010.